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                                                                      EXHIBIT 21

Crown Technical Systems, Inc., an Ohio corporation

I.T.S. of New York Security, Inc., a New York corporation

Selective Detective Services, Inc., a New Jersey corporation

T.I.S., Incorporated, a Texas corporation

Certified Investigative Services, Inc., a Texas corporation

International Total Services, Limited, a United Kingdom company

Chalmers Security Systems 1995, a United Kingdom company

International Transport Security, s.r.o., a Czech Republic company

International Transport Security Ltd., a Thai company